As filed with the Securities and Exchange Commission on March 16, 2007
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)
___________________

OKLAHOMA	73-1351610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1221 E Houston
Broken Arrow, OK 74012
(918) 251-9121
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
___________________

KENNETH A. CHYMIAK
President and Chief Executive Officer
ADDvantage Technologies Group, Inc.
1221 E Houston
Broken Arrow, OK 74012
(918) 251-9121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:
Lynnwood R. Moore, Jr.
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
(918) 586-5711
___________________
Approximate date of commencement of proposed sale of the securities to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock ($.01 par value)	200,000	$ 3.43	$ 686,000	$ 22.00

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the common stock of the registrant on March 13, 2007, as reported on the American Stock Exchange.

    The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated March 16, 2007

200,000 Shares
ADDvantage Technologies Group, Inc.

Common Stock

Up to 200,000 shares of our common stock (including up to 112,790 shares that, until September 30, 2008, may be issued to the selling shareholders pursuant to an agreement between us and the selling shareholders) may be offered for sale from time to time by certain selling shareholders named on page  10 of this prospectus. We will not receive any of the proceeds from the sale of these shares. Sales of shares by the selling shareholders may be effected from time to time in one or more transactions, including block trades, on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or in a combination of any of these methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. The selling shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended. See “Plan of Distribution” on page 11 of this prospectus.

Our common stock is listed on the American Stock Exchange under the symbol AEY. On March 13, 2007, the closing price of our common stock was $3.42 per share.

Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 7 in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 16, 2007.

_________________

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

We file annual reports, proxy statements, quarterly reports, special reports, and other information with the Securities and Exchange Commission (“SEC”). You may read and copy reports, statements or other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov. Information about us can also be found at our website at http://www.addvantagetech.com.

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:

·	Our Annual Report on Form 10-K for the year ended September 30, 2006, as filed with the SEC on December 26, 2006;

·	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, as filed with the SEC on February 14, 2007;

·	Our Current Report on Form 8-K as filed with the SEC on March 9, 2007; and

·
The description of our common stock contained in our registration statement on Form SB-2, file no. 33-9902-FW, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

Daniel E. O'Keefe
ADDvantage Technologies Group, Inc.
1221 E Houston
Broken Arrow, OK 74012
(918) 251-9121

SUMMARY

The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, it does not contain all information about us that may be important to you. You should read this entire prospectus and the other documents referred to in “Where You Can Find Additional Information,” and the consolidated financial statements and related notes which are incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to “ADDvantage,” “we,” “us,” and “our” refers to ADDvantage Technology Group, Inc. and its subsidiaries collectively.

ADDvantage Technologies Group, Inc.

Based in Broken Arrow, Oklahoma, we are a supplier of a comprehensive line of electronics and hardware for the cable television (“CATV”) industry. Through our eight wholly-owned operating subsidiaries, we distribute and service products used to acquire, distribute, receive and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems.

Through our TULSAT subsidiary, we are an exclusive Scientific-Atlanta Master Stocking Distributor for certain legacy products and a distributor for most of Scientific-Atlanta's other products. Our NCS subsidiary is a leading distributor of Motorola broadband products. Other subsidiaries distribute products for leading cable equipment original equipment manufacturers such as Standard, Corning-Gilbert, RL Drake Company, Blonder-Tongue Laboratories, Quintech Electronics, Videotek and others. Each of our subsidiaries also operates service repair centers specializing in Motorola, Magnavox, Scientific-Atlanta and Alpha Power Supplies repairs.

It is through the development of our supplier network and specialized knowledge of our sales team that we market our products and services to the larger cable multiple system operators ("MSOs") and telecommunication companies. Our customers provide an array of different communications services, including television, high-speed data and telephony to single family homes, apartments and institutions such as hospitals, prisons, universities, schools, cruise boats and others, and compete in their ability to offer CATV customers "triple play" transmission services including video, data and telephony. We maintain the largest inventory of new and used cable products in the industry and offer our customers same day shipments.

Our mailing address is 1221 E Houston, Broken Arrow, OK 74012, and our telephone number is (918) 251-9121. Our website is www.addvantagetech.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered a part of this prospectus.

The Offering

Common Stock offered by selling shareholders	87,210 shares
Shares subject to issuance under agreement between us and selling shareholders	112,790 shares
Common Stock to be outstanding after the offering, based on shares outstanding on January 31, 2007	10,346,546 shares
American Stock Exchange symbol	AEY

No shares are being offered or sold by us either directly or through options or warrants. The shares have been issued to the selling shareholders by us. Thus, the sale of any of the offered shares will not result in an increase in the numbers of outstanding shares of our common stock. The total of 10,346,546 shares of common stock to be outstanding after this offering is based on 10,233,756 shares outstanding on January 31, 2007, as reported on our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006, as filed with the SEC on February 14, 2007.

This is a continuous offering and is not underwritten. We cannot predict when or if the selling shareholders will sell their shares.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before deciding to purchase any shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Additional risks not presently known, or which we currently consider immaterial also may adversely affect us.

We are highly dependent upon our principal executive officers who also own a significant amount of our outstanding stock. As of March 8, 2007, David Chymiak, Chairman of the Board, and Kenneth Chymiak, President and Chief Executive Officer, owned approximately 44% of our outstanding common stock and 100% of our outstanding preferred stock. Our performance is highly dependent upon the skill, experience and availability of these two persons. Should either of them become unavailable to us, our performance and results of operations would probably be adversely affected to a material extent. In addition, they continue to own a significant interest in us, thus limiting our ability to take any action without their approval or acquiescence. Likewise, as shareholders, they may elect to take certain actions which may be contrary to the interests of the other shareholders.

Our business is dependent on our customers' capital budgets. Our performance is impacted by our customers' capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical. A variety of factors will affect the amount of capital spending, and therefore, our sales and profits, including:

·consolidations and recapitalizations in the cable television industry;
·general economic conditions;
·availability and cost of capital;
·other demands and opportunities for capital;
·regulations;
·demands for network services;
·competition and technology; and
·real or perceived trends or uncertainties in these factors.

Developments in the industry and in the capital markets in recent years have reduced access to funding for certain customers, causing delays in the timing and scale of deployments of our equipment, as well as the postponement or cancellation of certain projects by our customers.

On the other hand, a significant increase in the capital budgets of our customers could impact us in a negative fashion. Much of our inventory consists of refurbished and surplus-new equipment and materials that we have acquired from other cable operators. If our customers seek higher end, more expensive equipment, the demand for our products may suffer.

The markets in which we operate are very competitive, and competitive pressures may adversely affect our results of operations. The markets for broadband communication equipment are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require us to make quick decisions and deploy substantial resources in an effort to keep up with the ever-changing demands of the industry. We compete with national and international manufacturers, distributors, resellers and wholesalers including many companies larger than we are.

The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than we have. Because the markets in which we compete are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability.

Consolidations in the telecommunications industry could result in delays or reductions in purchases of products, which would have a material adverse effect on our business. The telecommunications industry has experienced the consolidation of many industry participants, and this trend is expected to continue. We and our competitors may each supply products to businesses that have merged, such as the recent purchase of Adelphia Communications Corporation by Time Warner and Comcast, or will merge in the future. Consolidations could result in delays in purchasing decisions by the merged businesses and we could play either a greater or lesser role in supplying the communications products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business. Mergers among the supplier base also have increased, such as the recent acquisition of Scientific-Atlanta by Cisco, and this trend may continue. The larger combined companies may be able to provide better solution alternatives for customers and potential customers. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs.

Our success depends in large part on our ability to attract and retain qualified personnel in all facets of our operations. Competition for qualified personnel is intense, and we may not be successful in attracting and retaining key executives, marketing, engineering and sales personnel, which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. The loss of services of any key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals, could negatively affect our business.

We are substantially dependent on certain manufacturers, and an inability to obtain adequate and timely delivery of products could adversely affect our business. We are a value added reseller and master stocking distributor for Scientific-Atlanta and a value added reseller of Motorola broadband and transmission products. During fiscal 2006, our inventory purchases from these two companies totaled approximately $21.5 million, or 59% of our total inventory purchases. Should these relationships terminate or deteriorate, or should either manufacturer be unable or unwilling to deliver the products needed by us for our customers, our performance could be adversely impacted. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supplies could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

We have a large investment in our inventory which could become obsolete or outdated. Determining the amounts and types of inventory requires us to speculate to some degree as to what the future demands of our customers will be. Consolidation in the industry or competition from other types of broadcast media could substantially reduce the demands for our inventory, which could have a material adverse effect upon our business and financial results. The broadband communications industry is characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of a substantial portion of our current inventory, which could have a material adverse effect on our business. The Company's largest asset is its inventory. Over the past few years, our inventory growth has been primarily in new products. However, the Company continues to maintain a large investment in used, refurbished, remanufactured or surplus new equipment.

We have purchased a large quantity of legacy digital converter boxes which could become obsolete or outdated. Recently we purchased approximately 115,000 of used digital converter boxes for approximately $2.0 million and expect to invest an additional $2.0 million to $3.0 million to prepare them for resale. The boxes we purchased and currently market are considered legacy boxes as the security features (which allow the MSOs or cable operators to control channel access and services) are not separable from digital boxes. During the first quarter of fiscal 2007, we sold approximately 7,100 of the boxes.

There is currently an FCC ban on the sale of these types of legacy boxes scheduled to go into effect on July 1, 2007. While we cannot yet determine the final impact of the ban, we believe the ban has created an increased demand for our legacy boxes as our U.S. customers will want to build their inventory of these cost effective legacy boxes prior to the ban date. In addition, we expect there will continue to be a demand for our legacy boxes after the ban date, in the U.S. if waivers are obtained or the FCC deadline is extended, and internationally where no ban exists and these boxes are widely used. While there is speculation that there will be a large surplus supply of legacy boxes after the ban date, and there could be some price deterioration in the international market for these boxes due to the excess surplus available, we expect the eventual sales prices of our legacy boxes remaining in inventory after July 1, 2007, will still exceed our costs. If we fail to sell our inventory of legacy digital boxes and the FCC fails to issue waivers or delay the enforcement date, such that no additional sales of legacy inventory can be made in the U.S. after July 1, 2007, and there is a lack of demand for these boxes in the international market, an adjustment may be needed to write down the value of any remaining legacy boxes in inventory and this adjustment may have an adverse effect on our financial performance.

Our outstanding common stock is very thinly traded. While we have approximately 10.2 million shares of common stock outstanding, approximately 44% of these shares are beneficially owned at March 8, 2007, by David Chymiak and Kenneth Chymiak. As a consequence, only about 56% of our shares of common stock are held by nonaffiliated, public investors and available for public trading. The average daily trading volume of our common stock is low. Thus, investors in our common stock may encounter difficulty in liquidating their investment in a timely and efficient manner.

We have not paid any dividends on our outstanding common stock and have no plans to pay dividends in the future. We currently plan to retain our earnings and have no plans to pay dividends on our common stock in the future. We may also enter into credit agreements or other borrowing arrangements which may restrict our ability to declare dividends on our common stock.

Our principal executive officers and shareholders have a number of conflicts of interest with us. Certain of our properties are leased from entities owned by our principal executive officers. Also, these executives have made loans to us in various amounts in the past and were paid interest on these loans. These transactions are described in the proxy statement that is incorporated by reference into this report. These arrangements create certain conflicts of interest between these executives and us that may not always be resolved in a manner most beneficial to us.

Our international operations may be adversely affected by a number of factors. Although the majority of our business efforts are focused in the United States, we have international operations in the Philippines, Taiwan, Korea, Japan, Australia, Brazil, Ecuador, Dominican Republic, Honduras, Panama, Mexico, Colombia and a few other Latin American countries. We currently have no binding agreements or commitments to make any material international investment. Our foreign operations may be adversely affected by a number of factors, including:

·local political and economic developments could restrict or increase the cost of our foreign operations;
·exchange controls and currency fluctuations;
·tax increases and retroactive tax claims could increase costs of our foreign operations;
·expropriation of our property could result in loss of revenue, property and equipment;
·import and export regulations and other foreign laws or policies could result in loss of revenues; and
·laws and policies of the United States affecting foreign trade, taxation and investment could restrict our ability to fund foreign operations or make foreign operations more costly.

               FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions are also intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. These statements are subject to a number of risks, uncertainties and developments beyond our control or foresight, including changes in the trends of the cable television industry, technological developments, changes in the economic environment generally, the growth or formation of competitors, changes in governmental regulation or taxation, changes in our personnel and other such factors. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in the forward-looking statements. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described under “Risk Factors” above and in other documents that are incorporated by reference into this prospectus.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus.

SELLING SECURITY HOLDERS

Background

On June 22, 2006, we entered into an asset purchase agreement with Broadband Remarketing International LLC, a Pennsylvania limited liability company ("BRI"), and each of the members of BRI, David E. Showalter and M. Travis Neumann, Jr., as guarantors. Pursuant to the asset purchase agreement, we, through our subsidiary, Tulsat-Pennslyvania LLC, a Pennsylvania limited liability company, agreed to acquire the business and certain assets of BRI for a purchase price consisting of that number of shares of our common stock having a fair market value at the time of the closing of the transaction of $450,000, plus additional shares over a two-year period valued at up to $296,000 pursuant to an earnout agreement. The asset purchase agreement provides for the issuance of shares of our common stock to BRI in exchange for the assets of BRI, however the BRI members, Mr. Showalter and Mr. Neumann, instructed us to issue the shares to them individually, in proportion to each of their ownership interests in BRI. On June 30, 2006 we issued a total of 87,210 shares of our common stock to the selling shareholders, including 61,047 shares to Mr. Showalter (70 percent), and 26,163 shares to Mr. Neumann (30 percent). Any shares issued pursuant to the earnout agreement will be issued to these two selling shareholders in the same proportions.

The earnout agreement provides that we will issue shares of our common stock to BRI (and pursuant to the BRI members' request, the issuance will be to the selling shareholders) at specified times if the aggregate net income (as defined by the earnout agreement) of the business that we acquired from BRI reaches specified thresholds during the period beginning October 1, 2006 and ending September 30, 2008 (the "Term"). Not more than 45 days following the end of the calendar month during which the aggregate net income during the Term reaches each threshold set forth in the table below, we will issue shares of our common stock equal to the value to be issued divided by the average of the closing sales prices, regular way, of the shares on the American Stock Exchange for the last five trading days of the calendar month during which the applicable net income threshold was achieved.

Aggregate Net Income	Value of Shares to be Issued

$ 800,000	$ 74,000
$ 1,000,000	$ 74,000
$ 1,200,000	$148,000

If BRI earns the maximum earnout value pursuant to the Earnout Agreement, we could issue up to a total of 112,790 additional shares to the selling shareholders (as instructed by them as the BRI members), including 70 percent of the total to Mr. Showalter (up to 78,953 shares) and 30 percent to Mr. Neumann (up to 33,837 shares).

All of the shares which have been issued to the selling shareholders, and which they may earn pursuant to the earnout agreement, may be offered for sale from time to time by the selling shareholders pursuant to this prospectus. The term "selling shareholders" as used in this prospectus, includes M. Travis Neumann, Jr. and David E. Showalter and their transferees, pledges, donees and other successors acquiring an interest in the shares after the date of this prospectus.

The selling shareholders are not obligated to sell their shares. If they do sell their shares, they may be sold pursuant to this prospectus or in another permitted manner. Thus, no assurances can be given as to the number of shares that may be sold by the selling shareholders or that will be held by them upon completion of the sales. Information concerning the selling shareholders may change from time to time and the changed information will be presented in a supplement to this prospectus if and when necessary and required. We do not know how long the selling shareholders may hold their shares before selling them. We currently have no agreements, arrangements or understandings with any of the selling shareholders regarding sales of their shares.

M. Travis Neumann, Jr. and David E. Showalter have not had a material relationship with us or any of our subsidiaries within three years prior to our aquisition of BRI. They also have sole voting and investment power with respect to the shares they acquired pursuant to the asset purchase agreement.

PLAN OF DISTRIBUTION

We are registering the offer and sale of the shares covered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling shareholder after the date of this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on the American Stock Exchange or any other national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	pursuant to block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	which constitute an exchange distribution in accordance with the rules of the applicable exchange;

•	which are privately negotiated;

•	involving short sales;

•	in which broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	which include a combination of any such methods of sale; and

•	which are effectuated through any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The selling shareholders will pay all expenses of the registration of their shares of common stock estimated to be $15,022 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. In addition, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL OPINION

The validity of the shares of our common stock being offered hereby is being passed upon for us by Conner & Winters, LLP.

EXPERTS

Our audited financial statements incorporated by reference in this prospectus have been audited by (1) Hogan & Slovacek, a professional corporation, our independent public accountants, and also, with respect to our Annual Report on Form 10-K for the year ended September 30, 2006, as filed with the SEC on December 26, 2006, by (2) Tullius Taylor Sartain & Sartain LLP, our independent public accountants prior to January 26, 2006. Their reports are incorporated herein in reliance upon the authority of said firms as experts in accounting and auditing.

200,000 Shares of Common Stock

ADDvantage Technologies Group, Inc.

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The selling shareholders shall incur the following expenses in connection with the issuance and distribution of the securities being offered hereby:

SEC filing fee	$22.00
Federal taxes, State taxes and fees Transfer agent's fees, Accounting fees and expenses	2,000
Legal fees and expenses	11,000
Printing and engraving	1,000
Miscellaneous	1,000

Total	$15,022

Item 15. Indemnification of Directors and Officers.

The registrant's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Bylaws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the registrant (or was serving at the request of the registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the registrant, to the fullest extent not prohibited by the laws of Oklahoma.

Under Section 1031 of the Oklahoma General Corporation Act (the "OGCA"), a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The OGCA permits Oklahoma corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The Certificate of Incorporation provides that to the maximum extent permitted by law, a director of the registrant shall not be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The only limitations imposed under the OGCA and the Certificate of Incorporation are that a director's liability will not be limited: (i) for breaches of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations or law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Certificate of Incorporation and Bylaws referred to above and are qualified in their entirety by reference thereto.

Item 16.  Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

1.1  Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).
5.1	Legal Opinion of Conner & Winters, LLP.
23.1	Consent of Conner & Winters, LLP, is contained in its opinion included as exhibit 5.1.
23.2	Consent of Hogan & Slovacek, a professional corporation.
23.3	Consent of Tullius, Taylor, Sartain & Sartain LLP.
24.1	Power of Attorney (appears on the signature page of this registration statement).
___________________

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on March 16, 2007.

                                                                                                 ADDvantage Technologies Group, Inc.

                                                                                                          By: /s/ Kenneth A. Chymiak
                                                                                                       Kenneth A. Chymiak, President and
                                                                                                       Chief Executive Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David E. Chymiak and Kenneth A. Chymiak, or either of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) of the Securities Act increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kenneth A. Chymiak Kenneth A. Chymiak	President, and Chief Executive Officer, Director (Principal Executive)	March 16, 2007

/s/ Daniel E. O’Keefe Daniel E. O'Keefe	Chief Financial Officer (Principal Accounting Officer)	March 16, 2007

/s/ David E. Chymiak David E. Chymiak	Chairman of the Board of Directors, Director	March 16, 2007

/s/ Freddie H. Gibson Freddie H. Gibson	Director	March 16, 2007

/s/ Stephen J. Tyde Stephen J. Tyde	Director	March 16, 2007

/s/ Henry F. McCabe Henry F. McCabe	Director	March 16, 2007

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
1.1
Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).

5.1	Legal Opinion of Conner & Winters, LLP.
23.1	Consent of Conner & Winters, P.C., is contained in its opinion included as exhibit 5.1.
23.2 23.3	Consent of Hogan & Slovacek, a professional corporation. Consent of Tullius, Taylor, Sartain & Sartain LLP.
24.1	Power of Attorney (appears on the signature page of this registration statement).